Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 26, 2012, relating to the financial statements of UnionBanCal Corporation and the effectiveness of UnionBanCal Corporation’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of UnionBanCal Corporation for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, CA

March 30, 2012